July 8, 2014

Northern Lights Fund Trust III

4020 South 147th Street

Omaha, NE 68137

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 119 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the "Registration Statement"), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 119 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 119 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

EXHIBIT A

1	Cane Alternative Strategies Fund
2	Cozad Small Cap Value Fund
3	Discretionary Managed Futures Strategy Fund
4	Even Keel Managed Risk Fund
5	Even Keel Opportunities Managed Risk Fund
6	Even Keel Traveler Managed Risk Fund (formerly, the Even Keel Developed Markets Managed Risk Fund)
7	Even Keel Explorer Managed Risk Fund (formerly, the Even Keel Emerging Markets Managed Risk Fund)
8	Footprints Discover Value Fund
9	GL Macro Performance Fund
10	Good Harbor Tactical Core Developed Markets Fund
11	Good Harbor Tactical Core Emerging Markets Fund
12	Good Harbor Tactical Currency Strategy Fund
13	Good Harbor Tactical Equity Income Fund
14	Good Harbor Tactical Core US Fund
15	HCM Tactical Growth Fund
16	Issachar Fund
17	Marathon Value Portfolio
18	Newfound Risk Managed Global Sectors Fund
19	Persimmon Long/Short Fund
20	Pinnacle Tactical Allocation Fund
21	RESQ Absolute Income Fund
22	RESQ Absolute Equity Fund
23	River Rock IV Fund
24	Roge Partners Fund
25	Swan Defined Risk Fund
26	Tactical Asset Allocation Fund
27	Taylor Xplor Managed Futures Strategy Fund
28	Teton Valley Fund
29	The Covered Bridge Fund
30	The Lifetime Achievement Fund
31	The Teberg Fund